Exhibit 10.21

LEASE DEED

THIS LEASE DEED is made and executed on this 8th day of November, 2013 (“Execution Date”), at Bangalore (“Deed”):

BETWEEN:

M/s. Paliwal Overseas Private Limited, a company incorporated under the Companies Act, 1956, having its registered office at B—14, Greater Kailash—I. New Delhi—110 048, represented herein by its authorized signatory, Mr. Ankur Jain authorized vide a resolution of the board of directors dated December 3, 2008, hereinafter referred to as the “Lessor” which expression shall, unless the context otherwise requires, mean and include its successors in interest and permitted-assigns) of the One Part;

AND

M/s. Amber Road Software Private Limited, a company incorporated under the Companies Act, 1956, having its registered office at Prestige Al Kareem, Edward Road, Bangalore—560 001, India represented by its authorized signatory, Mr. Gowri Sivaprasad authorized vide a resolution of the board of directors dated November 4, 2013 hereinafter referred to as the “Lessee” (which expression shall, unless the context otherwise requires, mean and include its successors in interest and assigns) of the Other Part.

The Lessor and the Lessee shall collectively be addressed as “Parties” and in the singular shall be addressed as a “Party”.

WHEREAS:

A.	Paliwal Overseas Private Limited (“Lessor”), a company registered under the Companies Act, 1956 is the owner of a commercial building named “Titanium” consisting of ground floor measuring 18,735 (eighteen thousand seven hundred thirty five) square feet, first floor measuring 19,280 (nineteen thousand two hundred eighty) square feet, second floor measuring 42,250 (forty two thousand two hundred fifty) square feet, third floor measuring 42,485 (forty two thousand four hundred eighty four) square feet, fourth floor measuring 42,485 (forty two thousand four hundred eighty five) square feet and fifth floor measuring 34,350 (thirty four thousand three hundred fifty) square feet measuring in all 1,99,635 (one lakh ninety nine thousand six hundred thirty five) square feet together with an exclusive right of use of 333 (three hundred thirty three) car park spaces in the basement, multilevel car parking area and surface car parking area (“Building”) constructed on the immoveable property admeasuring 93,107.42 (ninety three thousand one hundred and seven point four two) square feet or thereabouts and situated at Municipal Corporation Number No:135, situated at Kodihalli Village, Airport Road, Varthur Hobli, Bangalore South Taluk, Bangalore (“Schedule Property”) and morefully as described in the Schedule A hereunder.

B.	The Schedule Property was originally owned by Millennia Realtors Private Limited, who obtained a sanctioned building plan bearing L.P. No.33 of 2002-03 dated April 10, 2003 issued by the Office of Joint Director, Planning Cell, Bangalore Mahanagar Palike, Bangalore to construct the Building consisting of a ground floor and 6 (six) upper floors on the Schedule Property.

C.	Subsequently, Millennia Realtors Private Limited had obtained the permission from the Department of Information Technology and Biotechnology and registered the Schedule Property as an Information Technology Park vide registration certificate bearing No.IT/Registration/039/2002-03 dated December 27, 2002 issued by the Director. Department of Information Technology and Biotechnology, Bangalore.

D.	During construction of the Building, Millennia Realtors Private Limited executed a sale deed dated February 4, 2004 in favour of the Lessor, registered as document No. 22136 of 2003-04 in Book No.1, stored in CD No.BASD6 in the office of Sub Registrar, Bangalore South Taluk, Bangalore conveying all its right, title and interest in the Schedule Property and the Building to the Lessor.

E.	Pursuant to the aforesaid Sale Deed, the Lessor became the sole and absolute owner of the Schedule Property and the still incomplete Building. Upon completion of the Building pursuant to the sanctioned building plan, the Lessor has obtained the occupation certificate dated August 8, 2003 bearing No. LP 33/02-03 issued by the Joint Director of Town Planning, Bangalore Mahanagara Palike, Bangalore consisting or 2 (two) basement floors, 1 (one) ground floor and 6 (six) upper floors.

F.	The khata in respect of the Schedule Property and the Building stand in the name of the Lessor vide khata certificate number DA/73/KTR/33/04-05 dated May 19, 2004 issued by Assistant Revenue Office, Bangalore Mahanagar Palike, Bangalore.

G.	The Lessor has now offered to grant a portion of the Building on lease on warm-shell basis to the Lessee situated at the 5th (fifth) floor measuring a super built-up area of 34,350 (thirty four thousand three hundred fifty) square feet (“Demised Premises”) more fully described in the Schedule B hereunder and clearly delineated in green color on the floor plan annexed hereto as Annexure—I and comprising of a commercial office unit measuring a super built-up area of 31,350 (thirty one thousand three hundred fifty) square feet (with a carpet area of 28,890 (twenty eight thousand eight hundred ninety square feet) square feet inclusive of balconies of 2,168 (two thousand one hundred sixty eight) square feet and inclusive of area for entrance lobby and common areas) (“Office Premises”) that is fully furnished with furniture and fixtures as specified in Annexure—II (“Fit-Outs”) and a cafeteria space measuring 3,000 (three thousand) square feet located on 5th (fifth) floor of the Building (“Cafeteria Space”) along with Fit-Outs as specified in Annexure—III.

H.	In addition to the Demised Premises, the Lessor shall provide the Lessee with an exclusive right to use 50 (fifty) numbers of car parking spaces (“Car Parking Spaces”) in the Building as clearly delineated in the plan annexed hereto as Annexure—IV and 100 (one hundred) numbers of two wheeler parking spaces (“TWPS”) in the Building. In addition to the Demised Premises, Car Parking Spaces and TWPS, the Lessor has also offered to the Lessee the right to use all common areas, amenities and facilities in the Building and Schedule Property as provided in Annexure—V in common with other occupants and/or tenants in the Building on such terms and conditions as applicable to other occupants of the Building.

I.	In furtherance to the above, the Lessee has now accepted the offer of the Lessor and shall take on lease, the Demised Premises from the Lessor, together with the appurtenant rights to the Car Parking Spaces, TWPS and the Common Areas and Facilities on the terms and conditions set out hereinafter.

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

As used in this Deed, the following definitions or terms shall have the meanings set forth below, subject to the qualifications, adjustments and exceptions set forth elsewhere in this Deed:

(a)	“Annexure/s” shall mean the annexure/s appended to the Deed as completed and initialed by the Parties;

(b)	“BESCOM” shall mean the Bangalore Electricity Supply Company;

(c)	“Building” shall mean and refer to the commercial building named ‘Titanium’ constructed on the Schedule Property and consisting of lower basement, upper basement ground, six upper floors and terrace area having a saleable area of 1,99,635 (one lakh ninety nine thousand six hundred thirty five) square feet owned by the Lessor;

(d)	“Cafeteria Space” shall mean and refer to the cafeteria space measuring 3,000 (three thousand) square feet located on 5th (fifth) floor, situated in the Building along with Fit-Outs provided by the Lessor as specified in Annexure—III;

(e)	“Car Parking Spaces” shall mean and include the 50 (fifty) car parking spaces in the Building as marked and delineated as bearing car park numbers in the Building as annexed hereto as Annexure—IV;

(f)	“Common Areas and Facilities” shall mean and include all common areas and facilities in the Building and the Schedule Property that are specifically demarcated as common areas and facilities by the Lessor in Annexure—V;

(g)	“Deed” shall mean this lease deed executed on the Execution Date between the Lessor and the Lessee along with its recitals, schedules and annexures;

(h)	“Execution Date” shall mean the date of executing this Deed;

(i)	“Fit-Outs” shall mean the interiors, furnishing, fittings and equipments, etc as detailed in Annexure—II to be provided by the Lessor to the Lessee in the Demised Premises;

(j)	“Fit-Outs Work” shall mean the carrying out of the works of providing the Fit-Outs in the Demised Premises by the Lessor;

(k)	“Lease Commencement Date” shall mean January 1, 2014;

(l)	“Lock-in-Period” shall mean a period of 60 (sixty) months commencing from the Lease Commencement Date;

(m)	“Term” in respect of the lease shall mean a period of 6 (six) years commencing from the Lease Commencement Date;

(n)	“TWPS” shall mean the 100 (one hundred) two wheeler vehicles parking spaces provided by the Lessor in the Building;

(o)	“Rent” unless otherwise specified, shall mean the aggregate sum of the Office Rent, Fit-Outs Rent, Cafeteria Rent and the Car Parking Rent;

(p)	“Rent Commencement Date” subject Clause 3.1 of this Deed, shall mean the date on completion of 79 (seventy) days from the Execution Date; and

(q)	“Security Deposit” shall mean the interest free refundable security deposit to be deposited by the Lessee with the Lessor as per Clause 9.

1.2	Interpretation

Unless the context otherwise requires in this Deed:

i.	words importing persons or parties shall include firms and corporations and any organizations having legal capacity;

ii.	words importing the singular include the plural and vice versa where the context so requires;

iii.	reference to any law shall include such law as is from time to time enacted, amended, supplemented or re-enacted;

iv.	reference to any gender includes a reference to all other genders;

v.	reference to the words ‘include’, or ‘including” shall be construed without limitation;

vi.	reference to this Deed or any other agreement or other instrument or document shall be construed as a reference to this Deed or such other agreement or other instrument or document as the same may from time to time be amended, varied, supplemented or novated;

vii.	the provisions of this Deed shall be read and be interpreted in conjunction with its schedules. However, in the event of an inconsistency in the interpretation of the provisions of this Deed and the schedules, the terms of this Deed shall take precedence; and

viii.	the headings and titles in this Deed are only indicative and shall not be deemed to be a part of this Deed or be taken into consideration in the interpretation or construction of its terms.

2.	GRANT OF LEASE

In consideration of the Rent hereby reserved and of the terms, conditions and covenants of the lease contained herein and on the part of the Parties to be observed and performed, the Lessor hereby grants on lease to the Lessee and the Lessee accepts on lease from the Lessor the Demised Premises on a warm shell basis. The Lessor represents that the Demised Premises has a super built-up the area of 34,350 (thirty four thousand three hundred fifty) square feet and comprises of the Office Premises which measures a super built-up area of 31,350 (thirty one thousand three hundred fifty) square feet (with a carpet area of 28,890 (twenty eight thousand eight hundred ninety square feet) square feet inclusive of balconies measuring 2,168 (two thousand one hundred sixty eight) square feet and inclusive of area for entrance lobby and common areas) and the Cafeteria Space that measures a super built-up area of 3,000 (three thousand) square feet.

3.	FIT-OUTS

3.1	The Lessor shall be responsible to complete the Fit-Outs Work in the Demised Premises to the satisfaction of the Lessee and hand over possession of the Demised Premises to the Lessee within a period of 79 (Seventy Nine) days from the Execution Date. In the event that the Lessor extends the time period for completion of Fit-Outs Work beyond 79 (Seventy Nine) days from the Execution Date, the Lessee shall be entitled to a Rent free period of 1 (one) day for each day of delay on the part of the Lessor in completing the Fit-Outs Work for the first 10 (ten) days from the date of completion of 79 (Seventy Nine) days from the Execution Date. In addition to the Rent free period for every 1 (one) day of delay beyond 79 (Seventy Nine) days, in the event that the Lessor is unable to complete the Fit-Outs Work to the satisfaction of the Lessee and handover the Demised Premises to the Lessee within a period of 89 (Eighty Nine) days from the Execution Date, the Lessee shall be entitled to a Rent free period of 2 (two) days for each day of delay on the part of theme Lessor beyond 89 (Eighty Nine) days. The entitlement of the Rent free period to the Lessee for delay by the Lessor in completing Fit-Outs Work to the satisfaction of the Lessee and handing over possession to the Lessee shall not be challenged or treated by the Lessor as a penalty before any court in India or any other forum including the arbitral tribunal formed under the terms of this Deed. The Lessee shall be entitled to claim credit of the Rent free days from the Lessor only from the Rent Commencement Date.

3.2	The Fit-Outs shall be strictly in accordance with the layouts, specifications and costing agreed and signed off by the Lessee in Annexure—II and in accordance with all local laws and permits.

3.3	The entire cost of the Fit-Outs and Fit-Outs Work shall be borne by the Lessor. In this regard, the Lessee has appointed an architect and the Lessor and the Lessee have mutually agreed on the specifications and timelines along with the costing, the details of which are annexed hereto as the Fit-Outs Schedule and annexed to this Deed as Annexure—II. The Lessor on obtaining the approval of the Lessee shall commence the Fit-Outs Work and shall be responsible for completion of the Fit-Outs Work as per the Fit-Outs Schedule. It is clarified that the Lessor shall ensure that the maximum capital expenditure for the cost of the Fit-Outs and Fit-Outs Work, including escalation of costs for Fit-Outs and Fit-Outs Work shall not exceed Rs. 1,700/-(Rupees One Thousand Seven Hundred Only) per square foot of the super built-up area of the Demised Premises. Any increase in cost only due to alterations and/or modifications to the specifications of the Fit-Outs on the specific instructions of the Lessee will have to be borne by Lessee.

3.4	The Parties agree that a transparent ‘open book’ policy of accounting shall be followed with respect to the costs of the Fit-Out and the Lessee will at all times have free and unhindered access to the same.

4.	LEASE—COMMENCEMENT, TERM, LOCK-IN AND RENEWAL

4.1	Lease Commencement: The lease of the Demised Premises shall commence from January 1, 2014.

4.2	Term of Lease: The Term of the lease granted under this Deed shall be for a period of 6 (six) years commencing from the Lease Commencement Date.

4.3	Renewal of Lease: The Lessee is entitled to renew the lease on expiry of the Term. In the event that the Lessee exercises its right to renew the lease in relation to the Demised Premises, the Lessee shall communicate its intention, by a notice in writing to the Lessor, not less than 3 (three) months before the expiry of the Term. Any renewal of the lease shall be on fresh terms and conditions and a separate lease deed shall be executed and registered for such renewal.

4.4	Lock-in-Period: It is agreed between the Parties that except for the circumstances as set forth in this Deed, neither Party shall be entitled to terminate this lease during the Lock-in-Period. Provided, however, in the event that the Lessee terminates the lease during the Lock-in-Period except for the conditions provided herein, the Lessee shall on such termination become liable to pay to the Lessor an amount equal to the unpaid Rent (all rentals) for the balance remaining period of the Lock-in-Period (“Unexpired Rent”). It is clarified, that the Unexpired Rent is not payable by the Lessee for terminating the lease during the Lock-in-Period in the event that the lease is terminated in the circumstances as set forth in this Deed.

5.	CAR PARKING SPACES

5.1	The Lessor shall during the Term of the lease provide the Lessee with an exclusive right to use 50 (fifty) Car Parking Spaces in the Building. The Lessor shall demarcate the Car Parking Spaces in the Building more fully as provided in the plan annexed herewith as Annexure—IV and shall ensure that the Car Parking Spaces shall be contiguous and shall be marked with the name of the Lessee.

6.	TWO WHEELER PARKING SPACES

The Lessor shall provide the Lessee a right to use the TWPS in the Building at no additional cost or charges to the Lessee.

7.	RENT

7.1	Subject to Clause 7.2 below, the Rent for the Demised Premises shall be paid by the Lessee from the Rent Commencement Date and shall be calculated during the Term in the following manner:

7.1.1	Office Rent: An amount calculated at the rate of Rs.66/- (Rupees Sixty Six Only) per square foot of super built-up area of the Office Premises towards the Lease of the Office Space;

7.1.2	Fit-Outs Rent: An amount calculated at the rate of Rs. 34/- (Rupees Thirty Four Only) per square foot of the super built-up area of the Office Premises on the Fit-Outs and Fit-Outs Work by the Lessor and as approved by the Lessee in Clause 3.3.

7.1.3	Cafeteria Rent: An amount calculated at the rate of Rs.40/- (Rupees Forty Only) per square foot of super built-up area of the Cafeteria Space; and

7.1.4	Car Park Rent: An amount equivalent to Rs. 4000/- (Rupees Four Thousand Only) per Car Parking Space per month.

7.2	The Lessee shall from the Lease Commencement Date pay the Lessor a sum equivalent to one half of the monthly Office Rent till January 25, 2014. Thereafter, and subject to the Lessor completing the Fit-Outs Work to the satisfaction of the Lessee and handing over possession of the Demised Premises to the Lessee, Rent shall be payable by the Lessee to the Lessor from the Rent Commencement Date.

7.3	Subject to the terms and conditions of this Deed, the Rent as specified in Clause 7.1. shall be paid by the Lessee to the Lessor from the Rent Commencement Date and shall be inclusive of all present and future municipal taxes, cesses and rates. Lease tax and service tax, if applicable, shall be paid by the Lessee.

7.4	Payment of Rent: On and from the Rent Commencement Date, Rent as provided for every calendar month shall be payable in advance by the Lessee, on or before the 10th

(tenth) day of every calendar month for which the Lessor will provide an invoice on or before the 25th (twenty fifth) day of the previous calendar month and such Rent and other payments payable by the Lessee shall be subject to tax deductions at source as applicable under the Income Tax Act, 1961. If the Rent Commencement Date is other than the first day of a calendar month, then the Rent shall be pro rated, based on the actual number of days remaining in that particular calendar month. For sake of clarity, the Parties further agree that the Rent and other payments as payable by the Lessee may be paid by cheque/demand draft favouring the Lessor or by way of wire transfer to the designated bank account of the Lessor. In the event that the Rent and other payments are paid by cheque/demand draft, the same shall be handed over to the Lessor at the address provided herein and be duly acknowledged by the Lessor and the Lessee shall be deemed to be absolved of its liability on the date on which such cheque/demand draft have been duly honored by the drawee bank.

7.5	Escalation of Rent: There shall be an escalation of 10% (ten percent) on the Rent (all rentals) every 2 (every) two years for the Term of the lease commencing from the Lease Commencement Date The escalated Rent shall also be referred to as ‘Rent’.

8.	MAINTENANCE

8.1	The Lessor or any maintenance agency appointed by the Lessor shall provide maintenance services in respect of the Building and the description of the maintenance services to be provided by the Lessor is more fully detailed in Annexure—V herein (“Maintenance Services”).

8.2	The Lessee agrees to pay a charge towards the Maintenance Services (“Maintenance Charges”) either to the Lessor or the maintenance agency (“Maintenance Agency”) appointed by the Lessor to provide Maintenance Services from the Rent Commencement Date.

8.3	Maintenance Charges shall be paid by the Lessee on actuals subject to the Lessor providing evidence of the same. The monthly Maintenance Charges are currently estimated at Rs. 6.50/- (Rupees Six and Fifty Paise Only) per square foot of the super built-up area of the Office Premises (plus applicable service taxes) per month and is subject to revision, which revision shall be common to all occupants/tenants of the Building. Maintenance Charges shall be paid to such Maintenance Agency as may be required by the Lessor.

8.4	The Maintenance Charges shall be paid monthly in advance within 7 (seven) days of receipt of invoice by the Lessee.

8.5	The Maintenance Charges shall be annually reviewed jointly by the Parties. The Lessee reserves the right to inspect as to how the Maintenance Charges have been computed. For this purpose, Lessor shall maintain the books of accounts on an open book Basis and Lessee shall be provided access to the necessary books and records of the maintenance contractor or sub-contractor, whenever required. Any revision in Maintenance Charges as stipulated after review by the Parties shall be paid by the Lessee. The revised Maintenance Charges shall also be referred to as ‘Maintenance Charges’.

8.6	Notwithstanding anything stated hereinabove, the Lessor agrees that the Maintenance Charges payable by the Lessee during the Term of the lease shall not be more than the Maintenance Charges being charged by the Lessor to other occupants/tenants of the Building for providing Maintenance Services.

8.7	It is clarified that the breach of the obligation to provide Maintenance Services by the Maintenance Agency in providing the Maintenance Services shall be treated as material breach of this Deed by the Lessee.

9.	SECURITY DEPOSIT

9.1	The Lessee has paid the Lessor a sum equivalent to a refundable deposit of 9 (nine) months of the aggregate Rent payable under this Deed amounting to Rs. 3,10,95,000/- (Rupees Three Crores Ten Lakhs Ninety Five Thousand Only) vide cheque No. 789779 dated November 8, 2013 for Rs. 1,50,00,000/-(One Crore and Fifty Lakhs Only) and No. 789780 dated November 8, 2013 for Rs. 1,60,95,000/- (One Crore Sixty Lakhs and Ninety Five Thousand Only) which sum the Lessor hereby acknowledges as having received from the Lessee and the same shall constitute an interest free refundable Security Deposit (“Security Deposit”) for the due discharge and performance by the Lessee of its obligations under this Deed.

9.2	The Lessor confirms that the Security Deposit shall be paid and refunded to the Lessee on the expiration or termination of the lease, granted under this Deed by pay order / demand draft, for any reason whatsoever. The Lessor shall simultaneously pay and refund the Security Deposit to the Lessee on the Lessee delivering vacant possession of the Demised Premises to the Lessor.

9.3	On termination of the lease in accordance with the terms of this Deed, it is hereby expressly agreed that the Lessor shall not be entitled to demand physical vacant possession of the Demised Premises unless the Lessor refunds in one installment the entire Security Deposit.

9.4	If the Lessor fails to refund the Security Deposit to the Lessee as aforesaid or any part thereof, interest at the rate of 18% (eighteen percent) per annum shall be payable by the Lessor to the Lessee and the Lessee shall continue to occupy the Demised Premises free of charge till actual refund of the Security Deposit and interest accrued thereon.

10.	ELECTRICITY, GENERATOR POWER AND AIR-CONDITIONING

10.1	The Lessor shall at its sole expense procure and provide electricity supply at all times of 1 KVA per 100 (one hundred) square feet of the super built-up area of the Demised Premises (which includes power for comfort chillers, AUH’s, lighting and UPS) from BESCOM for the usage at the Demised Premises. In this regard, the Lessor has installed a separate meter for the Demised Premises. The Lessee shall on and from the Rent Commencement Date be liable pay the electricity charges. Lessee shall make the payment within 7 (seven) days of submission of invoice.

10.2	In the event the Lessee is in need of additional power to the Demised Premises, the Lessor shall within a period of 5 (five) months from date of receiving a request for additional power from the Lessee undertakes make available and provide such additional power to the Lessee. All costs for procuring additional power including incidental charges are to be borne by Lessee on actuals. In the event that the Lessor is unable to make available and provide additional power within a period of 5 (five) months from the date of receiving a request for additional power as requested by the Lessee, the Lessee shall be entitled to terminate the lease, including during Lock-in-Period, forthwith without requirement of notice or payment of compensation including Unexpired Rent to the Lessor.

10.3	The Lessor shall provide 100% (one hundred percent) back up power @ 1 KVA per every 100 (one hundred) square feet of the super built-up area of the Demised Premises, 365 (three hundred and sixty five) days of the year, 7 (seven) days of the week and 24 (twenty four) hours of the day, through sound proof diesel generator at no extra cost. The Lessor shall at all times during the Term maintain adequate onsite fuel/diesel for running the diesel generators to ensure that there is no disruption in the back-up electricity to be provided to the Lessee. Maintenance cost for the said DG shall be paid on actuals along with diesel within 7 (seven) days of submission of invoice.

10.4	The Lessor shall provide heavy ventilated air conditioning (“HVAC”) facility in proper and good working condition to the Demised Premises which shall be on the low side at 20 Deg° C (+/- 1 Deg° C) and high-side at 25 Deg° C (+/- 1 Deg° C) for 365 (three hundred and sixty five) days of the year, 7 (seven) days of the week and 24 (twenty four) hours of the day with control panels, air-handling units and other equipment required for operation of the HVAC plant. The Lessor shall provide and earmark separate chillers and air handling units for the Demised Premises and the Lessee shall pay the electricity charges consumed by such chillers and air handling units as per the readings of the separate meter provided by the Lessor on a monthly basis. Lessor is responsible to maintain and operate such units mentioned above by giving annual maintenance contracts to the respective original equipment manufacturers.

11.	WATER AND SEWERAGE CONNECTION

11.1	The Lessor shall procure and provide water to the Demised Premises 365 (three hundred and sixty five) days of the year, 7 (seven) days of the week and 24 (twenty four) hours of the day.

11.2	The water consumption charges will be part of the Maintenance Charges payable by the Lessee to the Lessor and the Parties agree that the Lessee will not be obligated to pay any additional charges apart from the Maintenance Charges towards water consumption charges.

12.	SATELLITE INSTALLATION FACILITY

12.1	The Lessee will have the right to install a satellite dish or a communication tower on the terrace earmarked for that purpose at its own cost and expense after obtaining necessary permission/sanction from the concerned authority. The Lessee shall not pay any rent or charges to the Lessor for installing the satellite dish on the terrace of the Building or the Demised Premises.

12.2	The Lessor shall provide right of way permission to the Lessee to lay cables or wires for telephone, internet and such other installations through the designated shafts / ducts provided to the Demised Premises.

13.	IMPROVEMENTS

13.1	The Lessee agrees not to make any structural additions or alterations to the Demised Premises, which would result in damage to the column beams, wall plaster, flooring, windows and doors or which would alter the plumbing, electric wiring etc., of the Demised Premises. However, the Lessee is permitted to renovate without disturbing or damaging the structure or any part thereof the Demised Premises as may be necessary or required for its business purposes without seeking the prior approval of the Lessor in that regard. The terms “renovate” and / or “renovating” and / or “renovations” shall include, but not be limited to, carpentry work, refurbishment of floors, erecting temporary wooden partitions, installation of false ceilings, adding an additional layer of glass on the windows in the interior of the Demised Premises and painting work (“Lessee’s Improvements”).

13.2	Upon the expiration or sooner termination of the lease, the Lessee shall have the right, but not the obligation, to retain ownership of all Lessee’s Improvements in the course of renovating the Demised Premises and remove the same at the end of the Term without causing any damage to the Demised Premises. The Lessee shall be liable to reinstate the Demised Premises or repair and restore the Demised Premises to their original status, after such removal, normal wear and tear, is accepted. It is agreed between the Parties that the Lessor shall not be liable to reimburse or pay for any Lessee’s Improvements which the Lessee with the consent of the Lessor decides not to remove from the Demised Premises upon termination of the lease and handing over of vacant possession thereof to the Lessor.

14.	REPAIRS

14.1	The Lessee shall attend to all day to day routine repairs such as leakage of taps, fusing of bulbs, etc. (“Minor Repairs”) in the Demised Premises only at its own cost, as is required to keep the Demised Premises only in good and habitable condition, normal wear and tear and acts of god excepted.

14.2

The Lessor shall at its expense, maintain in good repair the Demised Premises, the Building and Common Areas and Facilities in the Schedule Property and shall at its own cost, and be responsible for any major structural repairs, including but not limited to leakage of roof, damage to the walls, bursting of water pipes or defective sewerage system in the Demised Premises and the Building (“Major Repairs”). Notice of all Major Repairs being undertaken by the Lessor in the Demised Premises shall be given to the Lessee and shall be undertaken with minimum disturbance to the Lessee or its occupation of the Demised Premises and the same shall be subject to Lessee’s security control measures and access restrictions.

14.3	If the Lessor fails to perform, to cause to be performed or to commence any of the Major Repairs within a period of 4 (four) weeks from the date on which the Lessor has notice of the defect, the Lessee may withhold payment of Rent until the Lessor performs its obligations as set-out in this clause. If the Lessor fails, to perform, or to cause to be performed under this Clause 14.3, the same shall be treated as a material breach of this Deed.

14.4	Further, the Lessee may at is option have such Major Repairs repaired at its own cost and the Lessor shall then be required to reimburse the Lessee for the entire cost of performing those obligations within 15 (fifteen) days from the date of receipt of the vendor’s invoice for such costs from the Lessee. If the Lessor fails to reimburse the Lessee for those costs within the above-mentioned period, the Lessee may deduct those costs from the monthly Rent payable to the Lessor.

15.	NATURE OF USE PERMITTED

The Lessee shall use the Demised Premises only for IT/ITES related office/commercial purposes. The Lessee shall use the Car Parking Spaces only for the purpose of parking of vehicles. The Lessee shall also be entitled to park its two wheeler vehicles in the TWPS.

16.	TERMINATION

16.1	This Deed shall terminate on expiration of the Term of the lease.

16.2	Lessee’s Right to Termination:

(a)	Lessee shall be entitled to terminate the Deed effective as of any time after the Lock-in-Period by providing at least 3 (three) months notice, in writing, to the Lessor of its intention to so terminate the Deed, or by payment of 3 (three) months Rent in lieu of notice at any point of time during the Term of the lease; and

(b)	Notwithstanding any other provision of this Deed, there shall be no restriction on the Lessee terminating the lease at any point of time (including the Lock-in- Period) and without requirement of notice or payment of compensation with immediate effect, in the event of any default on the part of the Lessor as provided in this Deed and on the occurrence for the following events:

i.	In the event of a material breach of the terms and conditions of this Deed by the Lessor;

ii.	On the occurrence of a Force Majeure Event which results in the Lessee being unable to occupy the Demised Premises or any portion thereof, for a period of more than 60 (sixty) days;

iii.	In the event of an order made or a resolution passed for the purpose of winding up of the Lessor, or any order in bankruptcy or insolvency proceedings, by or against the Lessor or for the appointment of an assignee or equivalent for the benefit of creditors or of a receiver are initiated or made by the Lessor;

iv.	Withdrawal, repeal or suspension by a judicial, legislative or executive act of any permission or approval of any statutory or regulatory authority for use of the Demised Premises, in accordance with the terms and conditions contained in the Deed; and

v.	In the event of a breach of any one or more of the Lessor’s obligations under this Deed which is not cured within a period of 60 (sixty) days from the date of receipt by the Lessor of a written notice from the Lessee in this regard.

16.3	Lessor’s Right to Termination:

During the Term, the Lessor shall have the right to terminate the Deed, in the event of material breach of any one or more of the Lessee’s obligations under this Deed which is not cured within a period of 60 (sixty) days from the receipt of a written notice from the Lessor in this regard by the Lessee. For the purposes of this Deed, non payment of Rent or Maintenance Charges for a consecutive period of more than 2 (two) months shall be construed as a material breach. The Lessor will be entitled, in addition to all its other remedies available under the terms of the lease and otherwise at law, to forthwith terminate the Deed and the Lessor shall be liable to refund the entire Security Deposit paid by the Lessor immediately upon terminating the lease deducting all the dues, if any, which are payable to the Lessor.

17.	LESSOR COVENANTS, REPRESENTATIONS, AND WARRANTIES

17.1	The Lessor covenants, represents and warrants to the Lessee as follows:

a.	The Lessor has clear and marketable title to the Demised Premises, Building and good right, full power and absolute authority to grant to the Lessee, the Demised Premises on lease under this lease;

b.	The execution, delivery and performance by the Lessor of this Deed (i) does not violate any applicable Laws; and (ii) does not violate or conflict with any provision of any agreement between Lessor and any other party(ies), including lenders and other third-parties;

c.	The Lessor has procured requisite permissions, no-objections, consents and approvals that are required from the concerned authority with respect to the construction, completion, occupation and use of the Demised Premises including the occupancy certificate and the Lessee shall be entitled to occupy and use the Demised Premises for its business purposes;

d.	There are no legal, quasi legal, administrative, arbitration, mediation, conciliation or other proceedings, clauses, actions or government investigation of any nature pending or threatened against the Demised Premises; that no charges or encumbrances of whatsoever nature have been created on the Schedule Premises (otherwise than as stated at Clause (e) below that and no tenancy or lease or any right in favour of any other person has been created in respect of the same and further that the Lessor shall, subject to what is stated in Clause (e) below, keep the Demised Premises unencumbered throughout the Term of this deed of lease;

e.	The Lessor has availed of a loan from State Bank of India, Panipat Branch and has, inter-alia, provided the Rent receivables from the Lessee, as per the terms hereof, as security for the repayment of the said loan. The Lessor confirms that it shall not, under any circumstances default in repayment of the principle and the interest payable to State Bank of India and shall further at all times, keep the Lessee, indemnified and hold Lessee harmless in respect of the same;

f.	The Lessor is not required to obtain prior sanction of State Bank of India, Panipat Branch for executing this Deed in favour of the Lessee;

g.	The Lessee is permitted unimpeded use and occupation of the Schedule Premises during the Term of this lease, without any obstruction, eviction, interruption and/or disturbance, claim and demand whatsoever by the Lessor or any person or persons lawfully or equitably claiming by, from, under or in trust for any of them;

h.	The sanctioned use of the Demised Premises is commercial and the Demised Premises is capable of being occupied and used for commercial purposes and related use by the Lessee in the manner envisaged under this Deed;

i.	The Demised Premises and the Building are of sound structural quality and has been constructed in accordance with sanctioned plan and in accordance with the best industry standards;

j.	The Lessor shall promptly notify the Lessee of any notice received by the Lessor from any governmental or municipal authority or public body in respect of the Demised Premises which would adversely affect the interest of the Lessee;

k.	The Lessor understands that the representations, warranties and covenants of the Lessor as stipulated under this Deed are a material inducement to Lessee’s entry into this Deed; and

l.	The representations, warranties and covenants of the Lessor shall be valid through the entire Term of this lease and through the term of any subsequent renewal of the lease on the Demised Premises.

17.2	In the event the above status of representations and warranties changes post the Lease Commencement Date or if there are events or factors or actions that occur or which have the potential of materially or prejudicially affecting the Demised Premises and/or the Lessee’s right in the Demised Premises for any reason whatsoever, the Lessor shall intimate the same to the Lessee forthwith in writing and shall additionally do everything to address any potential issue, circumstance and actions to the satisfaction of the Lessee at its sole cost and expense.

17.3	The Lessor further covenants and confirms, as follows:

a.	The Lessee, its representatives, officers, guests or workmen of the Lessee shall have shall have exclusive right to use, occupy and access with the right of ingress and egress to the Demised Premises, Car Parking Spaces, TWPS and all the Common Areas and Facilities, 365 (three hundred and sixty five) days of the year, 7 (seven) days of the week and 24 (twenty four) hours of the day, without hindrance or obstruction and at no extra charge except for as provided under this Deed;

b.	The Lessor has provided a service lift which can be used by the representatives and workmen of the Lessee;

c.	The Lessee will be entitled to carry out without the consent of the Lessor, Lessee’s Improvements within the Demised Premises provided such Lessee’s Improvements do not affect the structure of the Building;

d.	In the event of the Lessor being desirous of selling and/or assigning and/or alienating its rights in the Demised Premises, the Lessor shall be entitled to do so subject however to this lease in favour of the Lessee. The Lessee shall attorn to and accept such purchaser as the Lessor of the portion so sold. Provided, however, that the Lessor shall ensure, (by incorporating suitable covenants in the agreement to be entered into with the purchaser and/or assignee and/or alienee and taking all reasonable steps to enforce them), that the purchaser and/or assignee and/or alienee shall agree to be bound by the terms and conditions contained in this Deed;

e.	The Lessor shall ensure Lessee’s access to the Demised Premises without any interruption from the Lessor and any uncured delay or deficiency in providing access to the Demised Premises by the Lessor to the Lessee shall be treated as a material breach on part of the Lessor under this Deed;

f.	The Lessor will have no objection in case the Lessee permits any third party to work out of the Demised Premises under this Deed, provided that the Lessee shall at all times be responsible to perform all its obligations under this Deed;

g.	The Lessee shall be entitled to apply for and install telephones and such other equipment as may be required, in its own name and the Lessor shall cooperate with the Lessee in this regard; and

h.	The Lessor shall, during the Term of the Lessee’s possession of the Demised Premises or any part thereof, indemnify and hold it harmless against all claims, expenditure and costs made against, incurred or suffered by the Lessee by reason of any lacunae in the title of the Lessor to the Demised Premises and/or by virtue of any suit, proceeding or claims filed or preferred by any person, financial institution, bank, any agency or association of persons against the Lessee in respect of the Demised Premises.

18.	LESSEE COVENANTS

18.1	The Lessee shall maintain the Demised Premises with due care and caution, reasonable wear and tear excepted and not do anything or permit or commit to done anything contrary to any provision made by or under any statute or law for the time being in force. In particular, the Lessee shall not use or permit the Demised Premises to be used for any form of unlawful activity. The Lessee shall not without the prior written consent of the Lessor (which consent shall not be unreasonably withheld, delayed or denied) make any structural alterations or additions to the space in the Demised Premises.

18.2	Any damage caused to the Demised Premises attributable to the willful misconduct or gross negligence of the Lessee other than those caused by normal wear and tear, shall be repaired or rectified by the Lessee at their own costs within a period of 1 (one) month of the Lessor requiring the Lessee to do so, failing which the Lessor shall be entitled to carry out such rectification/replacement and the Lessee shall be liable to promptly pay to the Lessor reasonable costs of such rectification / replacement.

18.3	The Lessor shall not be responsible or liable for any theft, loss or damage or destruction of any of its property lying in the Schedule Premises, nor for any bodily injury to any person during the occupancy of the Schedule Premises from any cause whatsoever unless it is due to the negligence or misconduct on part of the Lessor.

18.4	The Lessee shall permit the Lessor or their duly authorized representative upon 72 (seventy two) hours prior written notice, and at a mutually agreed time, and subject to the Lessee’s access control and security measures, to enter the Demised Premises at reasonable hours, for the purpose of inspection and/or carrying out any required structural repairs, in the Schedule Premises. It is agreed by the Lessor that such repairs, (if necessary), will be performed in such a manner so as not to cause any inconvenience or disturbance to the Lessee.

18.5	The Lessee shall carry out all minor repairs necessary, in respect of the Demised Premises.

19.	PAYMENT OF TAXES

Payment of all past, present and future municipal taxes, property/house, assessments, cess and other charges and all outgoings imposed or levied upon in respect of the Demised Premises, Building and Schedule Property shall be the responsibility of the Lessor at all times and it is included in the Rent and the Lessee shall have no liability whatsoever in this regard. However, in the event that the Lessor fails to pay any such taxes or other dues, the same may be paid by the Lessee after intimating and obtaining consent from the Lessor in writing and the payments so made shall be deducted by the Lessee from the monthly Rent payable to the Lessor.

20.	EXECUTION OF THE LEASE DEED, STAMP AND REGISTRATION COST

20.1	The Parties agree that the Lessee shall facilitate the process and shall bear the expenses of all stamp duty and registration charges, if any, arising out of the execution of and registration of this Deed and any renewed lease. The Lessor will support the Lessee for the registration formalities of the Deed and other renewed lease agreements as necessary. The Lessor will co-operate by providing all necessary documentation and other reasonable assistance to the Lessee to complete such formalities.

20.2	Further, the Lessor agrees to fully co-operate with Lessee by signing such papers and documents and doing such acts, things and deeds as may be necessary or expedient for the purposes of registering this Deed and/or otherwise perfecting the rights granted to Lessee hereunder in accordance with applicable laws, which includes but not limited to executing any supplementary deeds to these presents.

21.	INSURANCE AND SUBROGATION

The Lessor shall obtain comprehensive insurance with respect to the Demised Premises, Fit Outs and the amenities belonging to the Lessor for its entire value during the Term of this Deed. The insurance includes coverage for riots, floods, tempest, fire, earthquake, all kinds of natural calamities, terrorist actions or any other irresistible force or act of god, etc, that may cause damage to the Demised Premises or any asset of the Lessor at the Demised Premises. The Lessee shall obtain comprehensive insurance to all the movables and goods owned and brought in to the Demised Premises by it.

22.	SIGNAGE

22.1	The Lessee shall be entitled, at to display its signage and graphics, at the Building common directory, entrance of the Demised Premises and façade of the Building at no additional cost to the Lessee. The material and fixing cost of the signage and graphics will be borne by Lessee.

22.2	The size and actual location of the signage of the Lessee shall be mutually agreed between the Parties.

23.	INDEMNITY

Each of the Parties hereto confirm and declare that they have necessary powers, authorities, discretion and approvals to enter into and execute this Deed and that each of the signatories to this Deed is duly constituted, authorized and entitled to enter into this Deed. Each Party shall keep the other party indemnified against all actions, claims, losses and damages arising on account of breach by defaulting party of the representations, covenants and obligations in this Deed.

24.	FORCE MAJEURE

24.1	If the whole or any portion of the Demised Premises shall, at any time, be destroyed or damaged by a force majeure event such as riots, floods, tempest, fire, earthquake, all kinds of natural calamities, terrorist actions or any other irresistible force or act of god, etc (“Force Majeure Event”), any law, or regulation of any government, so as to render inaccessible or uninhabitable, in whole or in part to the Lessee the Demised Premises, the Lessee at its option shall at any time during the subsistence of this Deed have the right to terminate this lease with immediate effect, without incurring any cost or liability.

24.2	In the event that the Lessee does not terminate this lease and is in possession and enjoyment of a part of the Demised Premises, the Lessee shall pay proportionate rent for such part it is in possession and enjoyment of, until such time as the Lessor puts the Schedule Premises in a fully usable condition and in such an event, the Lessor will to the satisfaction of the Lessee restore and reinstate the Demised Premises within a period of 3 (three) months at their own expenses and during which time the Rent or proportionate part thereof shall remain suspended until the Demised Premises is restored and reinstated and made ready for use and occupation of the Lessee Provided always that if the Demised Premises is not restored and reinstated and made ready for use and occupation within a period of 3 (three) months or any extension thereof from the date of the happening of any of the aforesaid Force Majeure Event, the Lessee shall be entitled to interest at the rate of 18% (eighteen percent) per annum on the proportionate share of Security Deposit till the date of termination, if any, and also be at liberty without prejudice to its rights under any provisions of this Deed, the Lessee shall have the option to terminate the lease under this Deed forthwith.

25.	ASSIGNMENT AND SUB-LEASE

25.1	The Lessee shall, at its option, be entitled to assign its rights, obligations and duties under this Deed (whole or part) or sub-lease the Demised Premises (whole or part) to its affiliates or group companies, or to a purchaser of all or substantially all of its business, without the prior consent of the Lessor. However the lessee will provide the information about the changes to the lessor

25.2	In the event that the Lessee desires to assign or sublet the whole or any portion of the Demised Premises to a third-party, the Lessee shall be required to obtain prior written consent of the Lessor, which consent shall not be unreasonable withheld, delayed or denied.

26.	AMENDMENTS

The Parties agree that no change, variation or modification of any of the terms and conditions set forth herein shall be valid unless incorporated as an amendment to this Deed and unless such variation or amendment is in writing and under the signature of duly authorized representatives of each of the Parties hereto.

27.	NOTICE

27.1	All notices or proceedings under this Deed shall be given in writing in English language and may be served personally, by registered post or by courier at the following address:

To the Lessee:

M/s. Amber Road Software Private Limited

5th Floor, RMZ Titanium,

No. 135, Old Airport Road,

Bangalore 560017

To the Lessor:

M/s. Paliwal Overseas Private Limited

RMZ Titanium, No. 135,

Old Airport Road,

Bangalore 560017

or to such other address for the attention of such other person as the Party to receive the notice or request shall have nominated by notice to the other Party in the above manner. In the event of a Party changing its address, such Party is required to intimate the other Party in writing within 30 (thirty) days of such change of address.

27.2	The date of receipt of such notice or request, consent or approval shall in the case of personal delivery deemed to be the date of delivery and in the case of registered post / courier, be deemed to be 7 (seven) business days following the date on which it was delivered into the custody of the post office / courier corporation. Proof that the envelope containing any such notice or information was properly addressed, pre-paid, and couriered/posted, and that it has not been returned to the sender, shall be sufficient evidence that the notice or information has been duly given.

28.	DISPUTE SETTLEMENT

28.1	Any dispute arising between the Parties during the subsistence of this Deed or thereafter in connection with the validity, interpretation, implementation or alleged material breach of any provision of this Deed (including the enforcement of the rights, duties, powers and obligations of the Parties) shall be settled by arbitration in accordance with the provisions of the Arbitration and Conciliation Act, 1996 as amended from time to time. The Lessee shall be entitled to appoint one arbitrator and the Lessor shall be entitled to appoint the other arbitrator. The two arbitrators shall nominate a third arbitrator who will preside over the arbitral tribunal.

28.2	The arbitration proceedings shall be held in Bangalore City. The arbitration shall be conducted in the English language.

29.	GOVERNING LAW AND JURISDICTION

29.1	This Deed shall be governed by the laws as applicable to the Republic of India.

29.2	Subject to the provisions of the arbitration Clause 28 above, the lease shall be subject to the exclusive jurisdiction of the civil courts at Bangalore, Karnataka, India.

30.	CONFIDENTIALITY

Each Party shall, keep all information and other materials passing between it and the other Party in relation to the transactions contemplated by this Deed confidential and shall not, without the prior written consent of such other Party, such consent not being unreasonably, withheld, delayed or denied, divulge any information to any other person or use the information other than for carrying out the purposes of this Deed.

31.	ENTIRE AGREEMENT

The Parties hereto acknowledge, declare and confirm that this Deed including the recitals in this Deed represents the entire agreement between them regarding the subject matter hereof and no alterations, additions or modifications hereto shall be valid and binding unless the same are reduced to writing and signed by both the Parties. The terms and conditions of this Deed replace any prior oral or written proposals, letter of intent, correspondence or communications regarding the subject matter hereof.

32.	SEVERABILITY

In the event that a court of law declares any provision of this Deed to be invalid, the remainder of the Deed will be valid, enforceable and effective as long as it is able to sustain independently of the provisions so declared to be invalid by a court of law. If the remainder of the Deed is not able to sustain independent of the provisions declared to be invalid, the Parties shall renegotiate the terms of this lease.

33.	RELATIONSHIP BETWEEN PARTIES

No provision of this Deed shall constitute either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of, or on behalf of the other Party.

34.	WAIVER

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Deed shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision. Any waiver or acquiescence by any Party of any breach of any of the provisions of this Deed shall not be construed as a waiver or acquiescence of any right under or arising out of this Deed or of the subsequent breach, or acquiescence to or recognition of rights other than as expressly stipulated in this Deed.

[SPACE INTENTIONALLY LEFT BLANK]

[SCHEDULE PAGE FOLLOWS]

THE SCHEDULE A ABOVE REFERRED TO:

SCHEDULE PROPERTY AND BUILDING

All that piece and parcel of immovable property bearing PID No. 73-1-135 (H.A.L. Sanitary Board Khata No.661/A-1-240/101-1 P) (bearing New Municipal No. 135 ) (earlier portions of Survey Nos. 150 and 151/3), Kodihalli Village, Airport Road, Varthur Hobli, Bangalore South Taluk, admeasuring 93,107.42 square feet and consisting of the Building named ‘Titanium’ comprising of ground floor and five upper floors consisting of ground floor measuring 18,735 square feet, first floor measuring 19,280 square feet, second floor measuring 42,250 square feet, third floor measuring 42,485 square feet, fourth floor measuring 42,485 square feet and fifth floor measuring 34,350 square feet measuring in all 1,99,635 square feet together with exclusive right of use of 333 car park spaces and bounded as follows:

On or towards the North by	:	Airport Road

On or towards the South by	:	Private Property

On or towards the East by	:	Partly by Manipal Hospital and partly by

remaining portion of the property bearing

No. 240/101—P

On or towards the West by	:	Property belonging to Intel

THE SCHEDULE ‘B’ ABOVE REFERRED TO:

THE DEMISED PREMISES

All that piece and parcel of the immoveable property admeasuring a super built-up area of 34,350 square feet situated on the 5th (fifth) floor of the Building constructed on the Schedule Property as described in Schedule A comprising of a commercial office unit measuring a super built-up area of 31,350 square feet and a cafeteria space measuring 3,000 square feet.

IN WITNESS WHEREOF THE PARTIES hereto have executed this Deed the day, month and year first hereinabove written. The persons, whose signatures appear below, confirm they are fully authorized to execute this Deed on behalf of their respective organizations.

Overseas Pvt. Ltd.

Authorised Signatory

SIGNED, SEALED AND DELIVERED BY THE

LESSOR, PALIWAL OVERSEAS PRIVATE

LIMITED by the hand of its Authorized Signatory,

Mr. Ankur Jain,

For Amber Road Software Pvt. Ltd.

Authorised Signatory

SIGNED, SEALED AND DELIVERED BY THE

LESSEE,

AMBER ROAD SOFTWARE PRIVATE LIMITED

by the hand of its Authorized Signatory, Mr. Gowri S.

Sivaprasad

IN THE PRESENCE OF FOLLOWING

WITNESSES:

Drafted by me:-